Exhibit 10.1

SIGNING DAY SPORTS, INC.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

October 15, 2024

FirstFire Global Opportunities Fund, LLC

1040 First Avenue, Suite 190

New York, NY 10022

Attention: Eli Fireman

Email: eli@firstfirecap.com

Re: Offer of Voluntary Temporary Reduction of Warrants Exercise Price

Dear Mr. Fireman:

Reference is made to that certain Common Stock Purchase Warrant of Signing Day Sports, Inc. (the “Company”), dated May 16, 2024, which may be exercised to purchase up to 1,375,000 shares of Common Stock (as defined therein), and that certain Common Stock Purchase Warrant of the Company, dated June 18, 2024, which may be exercised to purchase up to 662,036 shares of Common Stock (collectively, the “Warrants”). According to the Company’s records, FirstFire Global Opportunities Fund, LLC (“you”, “your” or the “Warrant Holder”) is the holder of each of the Warrants.

The Company is writing to offer a voluntary temporary reduction in the Exercise Price (as defined by the Warrants) from $0.30 per share to $0.25 per share, subject to the terms and conditions of this offer (the “Reduced Exercise Price”).

To accept this offer, then you must do all of the following by no later than November 8, 2024: (1) Countersign this letter indicating your agreement that (i) the Reduced Exercise Price is provided for by Section 2(g) of each of the Warrants, (ii) this offer, whether accepted or not, and regardless of the extent to which it is acted upon by you by exercise of either of the Warrants at the Reduced Exercise Price, shall not cause any adjustment to the number of shares issuable upon exercise of either of the Warrants notwithstanding anything to the contrary in Section 2(h) of either of such Warrants or otherwise, (iii) this offer, whether accepted or not, shall have no effect on any of the terms and conditions of that certain Redemption Agreement, dated as of August 12, 2024, between the Company and the Warrant Holder (the “Redemption Agreement”), and that any exercise of the Warrants at the Reduced Exercise Price shall reduce the Redemption Price (as defined by the Redemption Agreement) for a certain number of Warrant Shares of the remaining unexercised portion of the Warrants by the same amount as would apply to an exercise of the Warrants for such number of Warrant Shares at the initial Exercise Price of $0.30 per share, and (iv) this offer is conditioned on its approval by the Board of Directors of the Company; (2) complete and deliver the questionnaire attached hereto as Attachment 1 that certifies that you are an “accredited investor” within the meaning of Rule 501(a) of Regulation D as promulgated under the Securities Act of 1933, as amended; (3) fully or partly exercise any Warrants held by you by completion and delivery to the Company of an Exercise Notice in the form attached thereto by no later than November 8, 2024; and (4) pay the Aggregate Exercise Price (as defined by the Warrants) of the exercised Warrants at the Reduced Exercise Price to the Company in cash or wire transfer of funds to the bank account information attached hereto as Attachment 2, and otherwise in accordance with the terms of the Warrants. By acceptance of this offer, you also agree that any attempt to exercise the Warrants by cashless exercise at the Reduced Exercise Price shall be null and void. Upon receipt of payment for exercise, duly-executed exercise notice and questionnaire, the Company will issue the number of Warrant Shares (as defined by the Warrants) provided for under the exercised Warrant(s) in the manner provided for under the Warrants. To the extent that you choose not to participate in this offer according to its terms prior to November 8, 2024, then the Exercise Price shall revert to $0.30 per share as to any unexercised portion of the Warrants.

This letter shall constitute a notice with respect to the foregoing pursuant to Section 8(f) of the Warrants.

Very truly yours,

Signing Day Sports, Inc.

By:	/s/ Daniel Nelson
Name:	Daniel Nelson
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

FirstFire Global Opportunities Fund, LLC

By:	FirstFire Capital Management LLC, its manager

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:	Managing Member

Attachment 1

Questionnaire

(See Attached)

Attachment 2

Exercise Payment Instructions

Bank:	Southwest Heritage Bank
Routing/Transfer Number:	122106251
Account Number:	4000055601
Account Name:	Signing Day Sports, Inc.
Account Address:	8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255

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